                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Bacou USA, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Bacou USA, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                BACOU USA, INC.
                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                            NOTICE OF ANNUAL MEETING
                                  MAY 19, 1998

To the Stockholders of
Bacou USA, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Bacou USA, Inc. (the "Corporation"), will be held at the Westin Hotel, Providence, Rhode Island, on Tuesday, May 19, 1998 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the adoption of the 1998 Howard S. Leight Stock Option Plan.

          (3) To ratify the adoption of a first amendment to the Bacou USA, Inc. 1996 Stock Incentive Plan.

          (4) To ratify the adoption of a first amendment to the Bacou USA, Inc. 1996 Non-Employee Directors Stock Option Plan.

          (5) To ratify the adoption of a first amendment to Employment Agreement with Walter Stepan, the Chief Executive Officer of the Corporation.

          (6) To ratify the selection of KPMG Peat Marwick LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1998.

          (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            PHILIP B. BARR, JR.
                                            Secretary

April 13, 1998
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Bacou USA, Inc. (the "Corporation") to be held on May 19, 1998 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 24, 1998 will be entitled to vote. The stock transfer books have not been closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon. Any stockholder giving a proxy in the form enclosed has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 10 Thurber Boulevard, Smithfield, Rhode Island 02917.

     As of March 24, 1998, there were 17,593,914 shares of common stock of the Corporation, $0.001 par value, ("Common Stock") issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of the adoption of the 1998 Howard S. Leight Stock Option Plan, the ratification of a first amendment to the Bacou USA, Inc. 1996 Stock Incentive Plan, the ratification of a first amendment to the Bacou USA, Inc. 1996 Non-Employee Directors Stock Option Plan, the ratification of a first amendment to Employment Agreement with the Chief Executive Officer of the Corporation and the ratification of accountants, will have the same legal effect as a vote against such matter. Brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors, the ratification of the adoption of the 1998 Howard S. Leight Stock Option Plan, the ratification of a first amendment to the Bacou USA, Inc. 1996 Stock Incentive Plan, the ratification of a first amendment to the Bacou USA, Inc. 1996 Non-Employee Directors Stock Option Plan, the ratification of a first amendment to Employment Agreement with the Chief Executive Officer of the Corporation and the ratification of accountants and, as a result, broker non-votes will have no effect on the outcome of these matters.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 13, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 23, 1998, unless otherwise noted, certain information concerning the ownership of shares of Common Stock by
(i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each named executive officer described in "Executive Compensation" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                         NAME                            NUMBER OF SHARES            PERCENT OF CLASS
                         ----                            ----------------            ----------------
Bacou S.A..............................................     12,612,600(1)                 71.69%
  168 Avenue des Aureats
  BP 1205
  26012 Valence Cedex, France
Philippe Bacou.........................................     12,651,400(1)(3)              71.75%
J. & W. Seligman & Co. Incorporated....................        974,569(2)                  5.54%
  100 Park Avenue
  New York, NY 10017
Walter Stepan..........................................        522,800(4)(5)               2.76%
Christophe Bacou.......................................         20,400(3)                *
Philip B. Barr, Jr.....................................        105,000(5)                *
Karl F. Ericson........................................         23,400(3)                *
Howard S. Leight.......................................         50,000(6)                *
Herbert A. Wertheim....................................         63,900(3)(7)             *
Raymond R. Baker.......................................         45,000(5)                *
Harry D. Neff, II......................................         45,000(5)                *
Michael Mancuso........................................         20,000(5)                *
All directors and executive officers as a group (30
  persons).............................................     14,241,038(3)(4)(5)(6)(7)      77.36%

---------------

(1) Philippe Bacou is Chairman, President and Chief Executive Officer of Bacou S.A. and has sole voting power with respect to shares owned by Bacou S.A. According to Form 13Gs filed with the Securities and Exchange Commission (the "Commission"), Bacou S.A. is controlled by Engineering Bacou S.A., Allesia S.A., Philippe Bacou, Christophe Bacou, Jacqueline Maggi Bacou, Veronique Mirabel and Gilbert Vandeputte.

(2) According to its Form 13G filed with the Commission J. & W. Seligman & Co. Incorporated had, as of December 31, 1997, shared voting power with respect to 787,500 shares and shared dispositive power with respect to 974,569 shares; it had no sole voting or dispositive power.

(3) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1996 Non-Employee Directors Stock Option Plan: Mr. P. Bacou, 38,800 shares; Mr.
    C. Bacou, 20,400 shares; Mr. Ericson, 20,400 shares; Dr. Wertheim, 20,400 shares; and all directors and executive officers as a group, 100,000 shares.

(4) Includes 55,440 shares of Common Stock owned of record by Mr. Stepan's wife.

(5) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1996 Stock Incentive Plan: Mr. Stepan, 100,000 shares; Mr. Barr, 100,000 shares; Mr. Baker, 45,000 shares; Mr. Neff, 45,000 shares; Mr. Mancuso, 20,000 shares; and all directors and executive officers as a group, 568,000 shares.

(6) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1998 Howard S. Leight Stock Option Plan: Mr. Leight, 50,000 shares; and all directors and executive officers as a group, 50,000 shares.

(7) Includes 22,500 shares owned by Dr. Wertheim's spouse.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                    PRINCIPAL OCCUPATION DURING               DIRECTOR
             NAME AND AGE                               THE PAST FIVE YEARS                    SINCE
             ------------                           ---------------------------               --------
Walter Stepan, 59......................  Vice Chairman of the Board, President and Chief        7/94
                                         Executive Officer; Chairman of the Board and Chief
                                         Executive Officer of Bacou USA Safety, Inc.;
                                         Chairman of the Board, President and Chief
                                         Executive Officer of Uvex Safety Manufacturing,
                                         Inc.; Chairman of the Board of Titmus Optical,
                                         Inc. Also a director of Bacou S.A., Bacou Far East
                                         Ltd. (an affiliate of Bacou S.A.), Uvex Winter
                                         Optical, Inc. and Uvex Sports, Inc. Uvex Winter
                                         Optical, Inc. and Uvex Sports, Inc. are affiliates
                                         of Uvex Arbeitsschutz GmbH (together "Uvex
                                         Germany").
Philippe Bacou*, 40....................  Chairman of the Board since June 1996; Chairman,       7/94
                                         President and Chief Executive Officer of Bacou,
                                         S.A. since July 1996; previously Executive Vice
                                         President of Bacou, S.A. since 1993; Chief
                                         Financial Officer and Vice President -- Finance of
                                         Bacou, S.A. since 1985; Director of Bacou, S.A.
                                         since July 1996.
Christophe Bacou*, 33..................  Marketing Manager of two subsidiaries of Bacou,        1/96
                                         S.A. since 1990. Employed by affiliates of Bacou,
                                         S.A. since 1990.
Philip B. Barr, Jr., 46................  Executive Vice President since October 1996;           8/95
                                         previously Vice President since 1995; Chief
                                         Financial Officer, Treasurer and Secretary since
                                         August 1995. Partner of Edwards & Angell, the
                                         Corporation's primary outside counsel, from 1985
                                         to 1995.
Karl F. Ericson, 64....................  Independent business consultant since 1990.            7/96
                                         Partner with KPMG Peat Marwick LLP from 1970 to
                                         1990. Also Director of Bank Rhode Island.
Howard S. Leight, 57...................  Founder of Howard S. Leight & Associates, Inc.         2/98
                                         (d/b/a Howard Leight Industries); President and
                                         sole Stockholder of Howard Leight Industries from
                                         1984 until February 1998. Director of Bacou, S.A.
                                         since February 1998.
Herbert A. Wertheim, 58................  Founder, Chairman and Chief Executive Officer of       7/96
                                         Brain Power Incorporated, a manufacturer of
                                         optical instruments and chemicals, since 1971.
                                         Director and member of the Compensation Committee
                                         of FPA Medical Management.

---------------

* Philippe and Christophe Bacou are brothers.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Mr. P. Bacou, Mr. Ericson (effective February 23, 1998), Mr. Stepan (Chair) and Dr. Wertheim, which is charged with the responsibility of reviewing, approving and recommending to the Board of Directors all compensation arrangements for executive officers. The Compensation Committee also administers the Corporation's 1996 Stock Incentive Plan. The Compensation Committee held three meetings during the Corporation's last fiscal year. Effective February 23, 1998, the Compensation Committee established a sub-committee called the Covered Employee Compensation Sub-Committee (the "Sub-Committee"). The Sub-Committee is comprised of two outside directors, Dr. Wertheim and Mr. Ericson, and is charged with the responsibility of reviewing, approving and recommending to the Compensation Committee all compensation arrangements for covered employees, as defined by Section 162(m) of the Internal Revenue Code, who are likely to have compensation in excess of $1 million in any fiscal year.

     The Board of Directors has an Audit Committee, currently comprised of Messrs. P. Bacou, Dr. Wertheim (effective February 23, 1998) and Mr. Ericson (Chair), which is charged with the responsibility of recommending to the Board of Directors the annual engagement of the Corporation's independent auditors and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Corporation, audit practices and professional services furnished by the independent auditors. The Audit Committee held three meetings during the Corporation's last fiscal year.

     The Board of Directors has an Oversight Committee, currently comprised of Mr. Ericson and Dr. Wertheim, which is charged with the responsibility of reviewing the terms of transactions between the Corporation and Bacou S.A. and any of its subsidiaries and affiliates (the "Bacou Group") and any possible conflicts of interest arising in connection with corporate opportunities which become available to each of the Company and the Bacou Group. See "Certain Transactions -- Corporate Opportunities Agreement." The Oversight Committee held three meetings during the Corporation's last fiscal year.

     The Board of Directors has an Executive Committee, currently comprised of Messrs. Stepan and P. Bacou, which is authorized to handle routine matters which arise between meetings of the Board of Directors. Although Messrs. Stepan and P. Bacou routinely consult on various matters relating to the business of the Corporation, they took no action in their capacity as members of the Executive Committee during 1997.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications of candidates and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of four meetings during 1997. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board, except for Mr. C. Bacou who attended two meetings. Each member of the Board of Directors attended 100% of the aggregate number of meetings of all committees of the Board on which he served, except for Dr. Wertheim who attended two of three meetings of the Compensation Committee.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     Directors who are also employees of the Corporation receive no compensation for service on the Board of Directors. The Company's non-employee directors receive cash compensation for service on the Board of Directors in an annual amount of $15,000, payable quarterly; effective May 19, 1997, the Chairman of the Board receives $60,000 annually (previously $25,000 annually). In addition, each non-employee director receives $1,000 per day for attendance at any meeting of the Board of Directors or any Committees thereof or $500 per day for attendance by conference call.

     Since August 1, 1996, non-employee directors, with the exception of Mr. Leight, have been granted 100,000 options in the aggregate at exercise prices equal to the fair market value of the Common Stock on the date of grant, pursuant to the 1996 Non-Employee Directors Stock Option Plan. Effective February 27, 1998 the Corporation granted 50,000 options to Mr. Leight at an exercise price equal to $17.00 per share, pursuant to the 1998 Howard S. Leight Stock Option Plan. See "Certain Transactions" and "Approval of the 1998 Howard
S. Leight Stock Option Plan". The Corporation entered into various agreements with Mr. Leight effective February 27, 1998. See "Certain Transactions".

EXECUTIVE COMPENSATION

     The following table summarizes certain information with respect to compensation for services rendered to the Corporation during the years ended December 31, 1997, 1996 and 1995 by the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                                         ------
                                                                                       SECURITIES
                                                       ANNUAL COMPENSATION             UNDERLYING
                                               ------------------------------------     OPTIONS/
                                    CALENDAR                           OTHER ANNUAL       SARS        ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR      SALARY      BONUS      COMPENSATION     (SHARES)     COMPENSATION
   ---------------------------      --------    ------      -----      ------------    ----------    ------------
Walter Stepan.....................    1997     $500,000   $1,200,000     $62,000(1)(3)    30,000       $50,936(2)
  President and Chief Executive       1996      500,000    1,206,672      40,000(1)(3)        --        50,936(2)
  Officer; Chairman, and Chief        1995      300,000    1,214,734      53,000(1)(3)        --        50,806(2)
  Executive Officer of Bacou USA
  Safety, Inc.
Philip B. Barr, Jr................    1997      210,000      235,000         (3)         20,000          1,289(4)
  Executive Vice President and        1996      190,000      160,000         (3)         45,000             --
  Chief Financial Officer             1995       71,521       55,000         (3)             --             --
Harry D. Neff, II.................    1997      125,000       60,000         (3)             --          3,183(4)
  Senior Vice President-Sales         1996      120,000       75,000         (3)         30,000          2,398(4)
  of Uvex Safety                      1995      109,167       57,917         (3)             --          3,480(4)
Raymond R. Baker..................    1997      125,000       45,000         (3)             --          3,697(4)
  Senor Vice President-               1996      120,000       60,000         (3)         30,000          2,595(4)
  Manufacturing and General           1995       99,167       30,417         (3)             --          1,980(4)
  Manager of Uvex Safety
  Manufacturing, Inc.
Michael Mancuso(6)................    1997      180,000       45,000         (3)             --          1,951(5)
  President of Titmus Optical,        1996           --           --         (3)         20,000(6)      31,150(6)
  Inc.

---------------

(1) Represents reimbursement by the Corporation for United States social security taxes payable to Mr. Stepan and the applicable personal income tax effects of such reimbursement.

(2) Represents (i) split dollar life insurance premiums paid by the Corporation on behalf of Mr. Stepan ($36,450 in 1997), (ii) term life insurance premiums paid by the Corporation on behalf of Mr. Stepan ($9,736 in 1997), and (iii) contributions by the Corporation on behalf of Mr. Stepan under the Bacou USA, Inc. 401(k) Plan Trust ($4,750 in 1997).

(3) Perquisites and other personal benefits paid to the Named Executive Officer were less than $50,000 or 10% of aggregate salary and bonus and accordingly are omitted from the table as permitted by the rules of the Commission.

(4) Represents amounts paid by the Corporation under the Bacou USA, Inc. 401(k) Plan Trust in 1997 and under the Uvex Safety, Inc. 401(k) Plan Trust in 1996 and 1995.

(5) Represents amounts paid by the Corporation under the Titmus Optical, Inc. Retirement Savings Plan.

(6) Mr. Mancuso began employment with the Corporation, as President of Titmus Optical, Inc., effective January 1, 1997. Mr. Mancuso was paid fees totaling $31,150 and granted 20,000 options during 1996 pursuant to a consulting agreement. Mr. Mancuso's employment as President of Titmus Optical, Inc., terminated on March 5, 1998.

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1996 Stock Incentive Plan during the year ended December 31, 1997 to the individuals named in the Summary Compensation Table above. No options were granted to Mr. Neff, Mr. Baker or Mr. Mancuso during the year ended December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS                                 POTENTIAL
                                       ----------------------------------------------------------------        REALIZABLE
                                                           % OF                                             VALUE AT ASSUMED
                                         NUMBER OF        TOTAL                                              ANNUAL RATES OF
                                        SECURITIES     OPTIONS/SARS   EXERCISE                                 STOCK PRICE
                                        UNDERLYING      GRANTED TO       OR        GRANT-                   APPRECIATION FOR
                                         OPTIONS/       EMPLOYEES       BASE     DATE MARKET   EXPIRA-      OPTION TERM(3)(4)
                                           SARS         IN FISCAL      PRICE        PRICE        TION     ---------------------
                NAME                   GRANTED(1)(2)       YEAR        ($/SH)     PER SHARE      DATE        5%          10%
                ----                   -------------   ------------   --------   -----------   -------       --          ---
Walter Stepan........................        30,000        21.0%       $14.75      $14.75       5/30/07   $278,286     $705,231
Philip B. Barr, Jr...................        20,000        14.0%       $14.75      $14.75       5/30/07   $185,524     $470,154

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) Granted to the named executive officers on May 30, 1997 pursuant to the 1996 Stock Incentive Plan. The options became exercisable on the date of grant.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $24.03 and 10% results in a stock price per share of $38.26.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 1997 by such individuals.

                            FY-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS/
                                                OPTIONS/SARS AT FY-END            SARS AT FY-END(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Walter Stepan..............................     30,000             --         $ 82,500         $    --
Philip B. Barr, Jr.........................     38,000         27,000          100,000          67,500
Harry D. Neff, II..........................     12,000         18,000           30,000          45,000
Raymond R. Baker...........................     12,000         18,000           30,000          45,000
Michael Mancuso............................      8,000         12,000            8,960          13,440

---------------
(1) Based on the closing price on the Nasdaq National Market of the Corporation's Common Stock on December 31, 1997 ($17 1/2).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stepan, Chairman of the Corporation's Compensation Committee, and Vice Chairman, President and Chief Executive Officer of the Corporation, serves on the Board of Directors of Bacou S.A.; and Mr. P. Bacou is the Chairman, President and Chief Executive Officer of Bacou S.A. and is a member of the Corporation's Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

     The membership of the Compensation Committee of the Board of Directors of the Corporation consists of Philippe Bacou, Karl F. Ericson (effective February 23, 1998), Walter Stepan (Chair) and Dr. Herbert A. Wertheim. Accordingly, Mr. Ericson did not participate in the decisions of the Compensation Committee during 1997, although he is currently a member of the Committee and a signatory of this report. Mr. Bacou, Dr. Wertheim and Mr. Ericson are not employees of the Corporation. Mr. Stepan is Vice Chairman, President and Chief Executive Officer of the Corporation, as well as Chairman and Chief Executive Officer of Bacou USA Safety, Inc., Chairman, President and Chief Executive Officer of Uvex Safety Manufacturing, Inc., and Chairman of the Corporation's other operating subsidiaries. The role of the Committee is advisory and administrative in nature, with responsibility for matters such as making recommendations to the Board of Directors concerning certain compensation matters and administering compensation plans adopted by the Board of Directors, including the Corporation's 1996 Stock Incentive Plan and the Corporation's Bonus Plan for Executives for 1996 and 1997 (the "Bonus Plan"). Effective February 23, 1998, the compensation committee established the Sub-Committee, which is comprised of Dr. Wertheim and Mr. Ericson and is charged with the responsibility of reviewing, approving and recommending to the Compensation Committee all compensation arrangements for covered employees, as defined by Section 162(m) of the Internal Revenue Code, who are likely to have compensation in excess of $1 million during any fiscal year.

COMPENSATION POLICIES

     The Corporation's executive compensation program consists of three main components: (1) base salary; (2) cash bonuses; and (3) stock options. Base salaries are designed to attract and retain well-qualified executives who are likely to manage the Corporation and its operating subsidiaries in a manner that will produce successful operating strategies and results. Cash bonuses are designed to provide short-term incentives which are determined in direct relation to corporate financial performance and also take into account individualized objectives and achievements. Stock options are designed to align the interests of shareholders and executives by providing long-term incentives based on growth in market value of the Corporation's Common Stock.

DIRECT RELATIONSHIP OF COMPENSATION TO CORPORATE FINANCIAL PERFORMANCE

     For 1997, Mr. Stepan and Mr. Barr received bonuses which were determined in direct relation to corporate financial performance, as measured by operating income, pursuant to their employment agreements. All of Mr. Stepan's bonus, and a portion of Mr. Barr's bonus equal to $160,000 or 76% of base salary, was determined in direct relation to the achievement of a certain operating margin by the Corporation on a consolidated basis.

     With respect to the executive officers of the Corporation's operating subsidiaries, executive compensation was related to corporate performance through the Bonus Plan, which provides increased bonus levels as subsidiary operating margins, net sales and operating profit increase. On this basis, the portion of bonuses that were determined in direct relation to corporate financial performance ranged from 10% to 25% of base salary for executive officers at operating subsidiaries. In addition, executive officers at operating subsidiaries were paid discretionary bonuses that ranged from 4% to 23% of base salary.

CEO COMPENSATION

     Mr. Stepan's salary and benefits for 1997 were fixed by the terms of his employment contract which, except for a first amendment to such contract dated October 24, 1997 (the "First Amendment"), was in place prior to both the establishment of the Compensation Committee and the Corporation's initial public offering in March 1996. Approximately two-thirds of his 1997 compensation was represented by a cash bonus. Mr. Stepan was entitled to a cash bonus pursuant to an incentive formula which directly related the Corporation's financial performance, as measured by consolidated operating income, to the amount of his bonus.There was no material difference between the cash bonus determined pursuant to the incentive formulas defined within the January 1996 contract and the First Amendment, and the Compensation Committee awarded Mr. Stepan a cash bonus of $1,200,000, which was near the midpoint of the two amounts. Mr. Stepan received a grant of 30,000 options during 1997, pursuant to the Corporation's 1996 Stock Incentive Plan, and awarded for his successful negotiation of the acquisition of Survivair, Inc. The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant and were fully exercisable upon grant.

IRS MATTERS

     Section 162(m) of the Internal Revenue Code disallows deductions by publicly-held companies for employee remuneration in excess of $1 million which is not performance-based (the "Regulations"). Although the compensation paid by the Corporation to Mr. Stepan during 1997 was in excess of $1 million, the amounts paid pursuant to his employment contract are deductible within the meaning of the Regulations since (i) the contract was in effect prior to the Corporation's initial public offering, (ii) the contract was disclosed in the Corporation's Registration Statement on Form S-1 filed with the Commission on March 27, 1996, and (iii) for 1997 there have been no subsequent material modifications to the contract.

                             COMPENSATION COMMITTEE

                              Walter Stepan(Chair)
                                 Philippe Bacou
                                Karl F. Ericson
                            Dr. Herbert A. Wertheim
                                       '

CORPORATE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1996 and 1997 of the Corporation's Common Stock against the cumulative total return of the Nasdaq Index and a peer group of companies in the safety and security products market consisting of Borg-Warner Security Corp.; Checkpoint Systems; Cintas Corporation; Figgie International; Indentix, Inc.; Mine Safety Appliances Company; Pittston Brinks Group; Pittway Corporation; Safeskin Corporation; Sensormatic Electronics; Symbol Technologies; Thermedics, Inc.; and Vivid Technologies (the "Peer Group"). The graph and table assumes that $100 was invested on March 27, 1996 (the effective date of the Corporation's initial public offering) in each of the Corporation's Common Stock, the Nasdaq Index and the Peer Group, and that all dividends were reinvested.

               Measurement Period                                                           Peer
             (Fiscal Year Covered)                   Bacou USA        Nasdaq Index        Group(1)
3/27/96                                                     100.00            100.00            100.00
12/31/96                                                    110.83            117.52            110.07
12/31/97                                                    116.66            144.20            140.82

(1) The Peer Group included ADT, Ltd. in 1996. During 1997 ADT Ltd. was acquired and is no longer included in the Peer Group Index. The value of an investment in the Peer Group, as of December 31, 1996, was $118.50 including ADT Ltd. and $110.07 excluding ADT Ltd.

EMPLOYMENT CONTRACTS

     In January 1996, the Corporation entered into an employment agreement with Mr. Stepan, replacing an existing agreement with Uvex Safety, Inc. which originated in 1992. The initial term of the agreement expires in July 1999 and, unless either party elects not to renew, the agreement will be automatically extended for an additional one year term. The agreement provides for an annual base salary of $500,000, which will be reviewed annually by the Board of Directors. At this date Mr. Stepan's annual base salary remains at $500,000. The initial agreement also provided for an annual incentive cash bonus based on a declining percentage ranging from four to one percent of the earnings before interest and taxes of the Corporation ("Adjusted EBIT"), as well as reimbursement of United States social security taxes and the applicable personal income tax effect of such reimbursement, and certain other benefits.

     Effective October 24, 1997, the Corporation and Mr. Stepan entered into a First Amendment to Employment Agreement which (i) replaced the decreasing percentage formula with an increasing percentage formula ranging from 2.75% to 4.25% of Adjusted EBIT and, (ii) reduced to writing the applicable definition of Adjusted EBIT as meaning the Corporation's earnings before interest and taxes, as reported in its consolidated financial statements for the calendar year for which the computation is made, increased to eliminate the effects of (a) any accrual for Mr. Stepan's incentive compensation; (b) amortization expense; and (c) any non-recurring charges including but not limited to the non-recurring effects of purchase accounting treatment of acquisitions such as inventory step-ups and purchased research and development. Mr. Stepan is restricted from competing with the Corporation and prohibited from disclosing confidential information regarding the Corporation during the term of the agreement and thereafter for periods of one year and three years, respectively. The agreement further provides that if either the Corporation fails to renew the agreement for its final one-year term at July 31, 1999 or if Mr. Stepan terminates his employment during any term period to pursue other interests, the terminating party is required to pay to the other an amount equal to one year of the annual base salary in effect at the time of the non-renewal or termination.

     In May 1995, the Corporation entered into a five year employment agreement with Mr. Barr, having an initial term expiring in 2000 which, unless either party elects not to renew, will be automatically extended for successive three year terms. Mr. Barr's initial annual base salary was $180,000 and was subject to annual review, with minimum guaranteed increases based on the Consumer Price Index. Mr. Barr's annual base salary was $210,000 for 1997 and was increased to $250,000 effective January 1, 1998. The agreement initially provided for an annual bonus having the following components: an amount based on the profitability of the Corporation as measured by the Corporation's earnings before interest and taxes at a rate ranging from 5% to 25% of the annual base salary; a bonus up to 25% of the annual base salary based upon the achievement of individual performance goals; and additional bonus compensation to be awarded in connection with special projects, as identified by the Corporation. Effective October 24, 1997, the Corporation and Mr. Barr entered into a Third Amendment to Employment Agreement which amended the initial agreement by (i) replacing the aforementioned annual bonus components with an annual incentive cash bonus based on increasing percentages ranging from 0.40% to 0.55% of Adjusted EBIT as defined and, (ii) defined Adjusted EBIT to mean the Corporation's earnings before interest and taxes, as reported in its consolidated financial statements for the calendar year for which the computation is made, increased to eliminate the effects of (a) amortization expense; and (b) any non-recurring charges including but not limited to the non-recurring effects of purchase accounting treatment of acquisitions such as inventory step-ups and purchased research and development. Mr. Barr is restricted from competing with the Corporation and prohibited from disclosing any confidential information regarding the Corporation's business during the term of the agreement and thereafter for periods of one year and three years, respectively. The agreement further provides that if the Corporation fails to renew the contract prior to Mr. Barr reaching the age of 65 or Mr. Barr terminates the agreement during any term period, the terminating party is required to pay to the other an amount equal to six months of the annual base salary in effect at the time of the non-renewal or termination.

     The Corporation, through its respective operating subsidiaries, entered into employment agreements (the "Subsidiary Employee Agreements") with Messrs. Baker, Neff and Mancuso. The Subsidiary Employee Agreements contain the following terms and conditions: (i) initial terms of five years commencing January 1, 1996 in the case of Messrs. Baker and Neff and 24 months commencing January 1, 1997 in the case of Mr. Mancuso, subject to automatic extensions for successive additional five-year terms in the case of Messrs. Baker and Neff and additional one-year terms in the case of Mr. Mancuso; (ii) annual salary which will be subject to discretionary increases on an annual basis; (iii) annual incentive compensation determined pursuant to the Bonus Plan; (iv) eligibility for participation in the Stock Incentive Plan and any other stock option plan which the Corporation may adopt; (v) participation in all compensation and employee benefit arrangements available to other senior executives of the Corporation; and (vi) noncompetition and confidentiality covenants. The initial base salaries of Messrs. Baker, Neff and Mancuso were $120,000, $120,000 and $180,000, respectively. The base salaries for each of Messrs. Baker, Neff and Mancuso have been increased annually and effective January 1, 1998, are currently $140,000, $150,000, and $185,000, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1997 all
Section 16(a) filing requirements applicable to its insiders were complied with except for the inadvertent late filing of Form 3 by Mr. Mancuso.

                              CERTAIN TRANSACTIONS

PUT OPTION

     Pursuant to an Agreement and Plan of Merger dated as of September 30, 1997 (the "Biosystems Agreement"), the Corporation acquired all of the capital stock of Biosystems, Inc. ("Biosystems"). The Corporation has issued 826,514 shares of its common stock as payment of the initial purchase price for Biosystems (the "Payment Shares"). Pursuant to the Biosystems Agreement, John F. Burt, Jr., who is the President of Biosystems and was a principal stockholder prior to its purchase by the Corporation, received the right to require the Corporation to repurchase up to approximately 218,083 of the Payment Shares received by him as consideration for his shares in Biosystems (the "Put Option"). The Put Option is exercisable at any time during a twenty-four (24) month period commencing September 30, 1997. The Corporation is obligated to purchase shares pursuant to an exercise of the Put Option at a price equal to approximately $16 3/8 per share.

CONTINGENT PAYMENTS AND OTHER PROVISIONS OF THE BIOSYSTEMS AGREEMENT

     Pursuant to provisions of the Biosystems Agreement, the Corporation is obligated to make certain contingent earnout payments if the operating results of Biosystems exceed certain defined thresholds in the year 2000 (the "Contingent Payments"). Contingent Payments, if any, would be due to the five former stockholders of Biosystems (including Mr. John F. Burt, Jr. and Mr. Joseph Burt, who are brothers and officers of Biosystems), and are payable in unregistered shares of common stock of the Corporation except that the former stockholders of Biosystems have the option to receive up to an aggregate amount of $12.0 million of any Contingent Payments in cash.

     In addition, the Biosystems Agreement includes terms and conditions customary for transactions of this nature, including representations, warranties and indemnities between the parties. Both Mr. John F. Burt, Jr. and Mr. Joseph Burt are parties to the Biosystems Agreement and would be entitled to indemnification in the event of breaches by the Corporation of its representations and warranties under the Biosystems Agreement.

REGISTRATION RIGHTS

     Pursuant to agreements with the Corporation, Bacou S.A. (the "Principal Stockholder") and John F. Burt, Jr. each have certain rights (a "Demand Registration Right") to cause the Corporation to register its shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). In addition, subject to certain limitations, if the Corporation proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, each of the Principal Stockholder, all selling shareholders of Biosystems, and Mr. Stepan, his wife and two adult children (together, the Stepan Family), are entitled to written notice of the registration and are entitled to, at the Corporation's expense, include therein shares of Common Stock held by such holder (a "Piggyback Right"), provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration. If an underwriter does so limit the number of shares included in a registration, shares will be eliminated from the offering in the following order: (i) shares proposed to be sold by selling shareholders of Biosystems pursuant to a Piggyback Right, (ii) shares proposed to be sold by the Principal Stockholder or the Stepan Family pursuant to a Piggyback Right, (iii) shares proposed to be sold by any person pursuant to the exercise of a Demand Registration Right, and finally (iv) shares proposed to be sold by the Corporation for its own account. The Corporation generally is required to bear all the fees, costs and expenses of such registrations other than underwriting discounts and commissions. The Corporation also is obligated to indemnify each of the Principal Stockholder, the selling shareholders of Biosystems, the Stepan Family and any other party which exercises its registration rights against certain liabilities, including liabilities under the Securities Act.

CORPORATE OPPORTUNITIES AGREEMENT

     The Corporation and the Principal Stockholder have entered into an agreement which addresses potential conflicts of interest with respect to future business opportunities. In general, the agreement covers the following: the extent to which the Bacou Group may export its products to the United States; the extent to which the Corporation may export its products to France; the manner in which acquisition opportunities will be allocated between the Corporation and the Bacou Group; the basis for cooperation between the Corporation and the Bacou Group with respect to product development, intellectual property rights, research and development and manufacturing processes; and the terms and conditions for sale of products by one party to the other. The agreement expires on December 31, 2016, subject to a ten year renewal option exercisable by either party.

     Except for products supplied by the Corporation as an original equipment manufacturer, the Corporation may not offer for sale in France personal protective equipment of a type offered by the Bacou Group to its customers in France unless it shall have first offered to supply the products to the Bacou Group and such offer shall have been declined. At any time after the Bacou Group declines such an offer, it may change its decision, prevent the Corporation from making future sales of such products in France and undertake sales of such products on its own behalf. The rights of the Bacou Group to reconsider an offer would be subject to any agreement entered into by the Corporation with third parties subsequent to the Bacou Group's having declined the initial offer.

     Except for products supplied by the Bacou Group as an original equipment manufacturer, the Bacou Group may not offer for sale in the United States personal protective equipment of a type offered by the Corporation to its customers in the United States unless it shall have first offered to supply the products to the Corporation and such offer shall have been declined. At any time after the Corporation declines such an offer, it may change its decision, prevent the Bacou Group from making further sales of such products in the United States and undertake sales of such products on its own behalf. The rights of the Corporation to reconsider an offer would be subject to any agreement entered into by the Bacou Group with third parties subsequent to the Corporation's having declined the initial offer.

     The geographic restrictions applicable generally to sales by the Corporation in France and the Bacou Group in the United States do not apply to products sold by either party as an original equipment manufacturer, except that either party may determine in its reasonable discretion that such sales by the other party would materially and adversely affect the marketability of its competing products, in which case the other party would be required to curtail such export sales of products supplied as an original equipment manufacturer.

     Opportunities for future acquisitions generally will be allocated by geographic location, with the Corporation making acquisitions of businesses in North, Central and South America and the Bacou Group making acquisitions elsewhere in the world. Recognizing the Corporation's expertise in eyewear products, the Corporation has the right of first refusal for any acquisitions of eyewear businesses wherever located.

     The agreement requires both parties and their affiliates to regularly exchange information about activities relating to product development, intellectual property rights, research and development and manufacturing processes. In the event the Corporation selects a new product of the Bacou Group for sale within the United States, the Corporation may utilize the intellectual property, products, processes and know-how associated with the selected products without payment of any royalty or consulting fee. The Corporation is subject to the same requirement for new products of the Corporation which are selected by the Bacou Group for sale in France. The Corporation's obligations are subject to the restrictions placed on Uvex Safety, Inc. pursuant to its agreements with Uvex Germany. The obligations of both parties are subject to any restrictions applicable under other third party agreements, such as secrecy agreements, in force at January 1, 1996.

     The supply of products by either party to the other generally is required to occur upon the most favorable terms and conditions applicable to transactions with unrelated customers involving similar quantities and purchase order conditions.

ACQUISITION OF COMASEC HOLDINGS, INC. AND SURVIVAIR, INC.

     On May 30, 1997, the Principal Stockholder consummated the acquisition of all of the capital stock of Comasec International S.A. ("Comasec"), a French holding company, which was the sole shareholder of a French operating company, Fenzy S.A. and a United States holding company, Comasec Holdings, Inc. ("Comasec Holdings"). Simultaneously, the Corporation and the Principal Stockholder consummated a series of merger and redemption transactions that resulted in the acquisition by the Corporation of Comasec's interest in Comasec Holdings (including its wholly-owned subsidiary Survivair, Inc. ("Survivair")) (the "Survivair Acquisition") for a redemption price of approximately $27.4 million (the "Redemption Price"). In March 1997 a wholly-owned subsidiary of the Corporation advanced $28.0 million to the Principal Stockholder, evidenced by promissory notes, for its use in closing the transaction with the former shareholders of Comasec. The Redemption Price was paid by the assignment of the aforementioned promissory notes to Comasec, then a wholly-owned subsidiary of the Principal Stockholder. All terms of the Survivair Acquisition were reviewed and approved by the Oversight Committee pursuant to the Corporate Opportunities Agreement.

     The Corporation and the Principal Stockholder entered into a Settlement Agreement dated March 30, 1998 with the former shareholders of Comasec which provides for settlement of certain post-closing purchase price adjustments, indemnification claims and related matters. Allocation of rights and obligations under such Settlement Agreement between the Corporation and the Principal Stockholder will be determined during 1998 and any such allocation will be subject to review by the Oversight Committee pursuant to the Corporate Opportunities Agreement.

INVENTORY PURCHASES FROM AND SALES TO PRINCIPAL STOCKHOLDER

     The Corporation purchases certain inventory items from wholly-owned subsidiaries of the Principal Stockholder. Total purchases were approximately $207,000 in 1997 and $625,000 in 1996. The Corporation also sells certain inventory items to wholly-owned subsidiaries of the Principal Stockholder with sales totaling approximately $270,000 in 1997 and less than $60,000 in 1996.

ASSET PURCHASE AGREEMENT WITH HOWARD S. LEIGHT & ASSOCIATES, INC.

     Pursuant to an Asset Purchase Agreement (as amended) with Howard S. Leight & Associates, Inc. (d/b/a Howard Leight Industries) ("Leight"), Bacou USA Safety, Inc., a wholly-owned subsidiary of the Corporation, consummated the following transactions on February 27, 1998 (collectively, the "Transactions"):
(i) acquired substantially all of the assets and assumed substantially all of the liabilities of Leight (ii) acquired all of the capital stock of Howard Leight de Mexico S.A. de C.V. ("Leight Mexico") (except for one share of capital stock which was purchased by the Corporation in order to satisfy a statutory requirement that Leight Mexico have two stockholders) from Leight and Howard S. Leight ("Mr. Leight") and (iii) acquired all of the capital stock of Howard Leight (Europe) Limited ("Leight Europe") from Mr. Leight and John Dean. Mr. Leight was the founder and sole stockholder of Leight. The Corporation paid cash consideration of $125.9 million in connection with the closing of the Transactions, $5.9 million of which represented the refinancing of Leight indebtedness. In addition to cash consideration paid at the closing the Corporation is obligated to pay additional amounts, not to exceed $2.0 million, if the sales of Leight exceed certain defined thresholds by the year 2000. The agreements governing the Transactions include terms and conditions customary for transactions of this nature, including representations, warranties and indemnities between the parties. Mr. Leight would be entitled to indemnification in the event of breaches by the Corporation of its representations and warranties under the agreements. The Principal Stockholder has been the exclusive distributor of Leight products in France since 1993, and total sales by Leight to Bacou S.A. in 1997 were approximately $650,000.

CONSULTING AGREEMENT WITH HOWARD S. LEIGHT

     In connection with the Transactions, Mr. Leight entered into a consulting agreement dated February 27, 1998 (the "Consulting Agreement") with the Corporation. The Consulting Agreement requires Mr. Leight to provide advice to the Corporation and to assist the Corporation with certain marketing efforts. As compensation for these services the Corporation is required to pay Mr. Leight $200,000 annually. In addition, the Corporation is required to make royalty payments to Mr. Leight for every new hearing protection product which is patented by the Corporation or for which a patent could be obtained but which the Corporation determined not to file in order to protect its trade secret, and which is either principally derived from ideas of Mr. Leight or principally developed by Mr. Leight. Royalty payments will be paid at the rate of four percent (4%) of the net sales of any qualifying product. The Consulting Agreement continues for a period of five years from the date of commencement, except, however, that the Corporation's obligation to make royalty payments pursuant to the Consulting Agreement does not terminate upon expiration of this term. The Consulting Agreement also provides for Mr. Leight's nomination as a Director of the Corporation and for the grant of stock options to Mr. Leight. Upon consummation of the Transactions, Mr. Leight joined the Boards of Directors of both the Corporation and the Principal Stockholder and received an option to purchase an aggregate of 50,000 shares of the Corporation's common stock, subject to shareholder approval, at an exercise price of $17.00 per share.

REAL ESTATE OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT WITH HOWARD S. LEIGHT

     Mr. Leight is the owner of a parcel of land adjacent to the Corporation's manufacturing facility in San Diego, California (the "Option Land"). In connection with the Transactions, the Corporation and Mr. Leight entered into a Real Estate Option and Right of First Refusal Agreement pursuant to which the Corporation obtained the right to purchase the Option Land under certain terms and conditions in the future. In general, a subsidiary of the Corporation may elect to purchase the Option Land for a price equal to the greater of $750,000 or fair market value determined by independent appraisal, at any time within a three year period beginning December 15, 1999 and Mr. Leight is required to offer the Option Land to the Corporation's subsidiary on terms and conditions as favorable as those applicable to any which Mr. Leight proposes to accept from a third party at any time in the future.

LEASE AGREEMENT WITH HOWARD S. LEIGHT

     Effective February 27, 1998, a subsidiary of the Corporation entered into a lease agreement with Mr. Leight for a 20,000 square foot warehouse located in Florence, Kentucky (the "Lease Agreement") in connection with the Transactions. The Lease Agreement has an initial lease term of five (5) years and is subject to two (2) successive options to extend the term for a period of five (5) years each. The Lease Agreement provides for annual rent equal to $100,000 and is subject to annual increases based upon the Consumer Price Index. Pursuant to the terms of the Lease Agreement the Corporation is responsible for payment of taxes, utilities, insurance and certain repairs and maintenance.

SUPPLY AGREEMENT WITH HOWARD LEIGHT ENTERPRISES, INC.

     Mr. Leight is the principal stockholder of Howard Leight Enterprises, Inc. ("HLE"). In connection with the Transactions, the Corporation has agreed to enter into a supply agreement with HLE pursuant to which it will purchase its requirements for polyurethane pre-polymer (the principal raw material used in the production of foam hearing protection products) for a period of five years provided that the quality and price of such raw material offered by HLE are equivalent to that which is available from third party suppliers. John Dean, Robert Hanover and Ken David Meyers, each employees of a wholly-owned subsidiary of the Corporation, are also stockholders of HLE. HLE is not currently producing polyurethane pre-polymer and, therefore, a supply agreement has not been executed.

           RATIFICATION OF THE APPROVAL OF THE 1998 HOWARD S. LEIGHT
                               STOCK OPTION PLAN

BACKGROUND

     The 1998 Howard S. Leight Stock Option Plan (the "Leight Plan") is intended to promote the Corporation's interests by providing an inducement to obtain and retain the services of Mr. Leight to serve as a consultant to the Corporation.

     The Leight Plan was adopted by the Board of Directors effective February 27, 1998. Pursuant to the terms of the Leight Plan, 50,000 shares of the Corporation's Common Stock are reserved for grant to Mr. Leight. As of February 27, 1998, options to purchase 50,000 shares of the Corporation's Common Stock were granted to Mr. Leight, subject to shareholder approval.

     Approval of the Leight Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of the Leight Plan.

THE LEIGHT PLAN

     The principal features of the Leight Plan are summarized below, but such summary is qualified in its entirety by reference to the terms of the Leight Plan, copies of which are available without charge upon written request from the Corporation.

     Participation. Participation in the Leight Plan is limited solely to Mr. Leight.

     Administration. The Leight Plan is administered by the Chairman, President or Executive Vice President of the Corporation (an "Authorized Officer"), which have the power to interpret and construe the terms of the Leight Plan. After being granted an option, Mr. Leight is required to enter into an option agreement with the Corporation setting forth the terms of the option. Upon exercise of options, Mr. Leight is required to pay the option price in full prior to receipt of certificates representing shares of Common Stock.

     Terms of Options. Effective February 27, 1998, the Board of Directors granted options to Mr. Leight to purchase 50,000 shares under the Leight Plan. See "Security Ownership of Certain Beneficial Owners and Management." The option exercise price is $17.00 per share, or $850,000 in the aggregate.

     The market value of 50,000 shares of the Corporation's Common Stock at March 2, 1998 was $875,000 (based on a closing price of $17 1/2 per share on such date).

     The options granted pursuant to the Leight Plan are non-qualified stock options. See "Federal Income Tax Consequences" below.

     Options granted under the Leight Plan are immediately vested and exercisable on the date of grant. The options may be exercised for a period of 10 years from the date of grant of the option, provided, however, that (i) if Mr. Leight ceases to serve as a consultant for any reason other than death, permanent disability or serious breach of conduct, the option shall terminate 90 days after the date Mr. Leight ceased to serve as a consultant; (ii) if Mr. Leight ceased to serve as a consultant by reason of death or permanent disability, the option shall terminate 12 months after the date of death or permanent disability; or (iii) if an Authorized Officer determines that Mr. Leight has engaged in a serious breach of the Consulting Agreement, the option will be cancelled. In the event of a change of control (as defined in the Leight
Plan), the options shall be nonforfeitable and exercisable in full.

     Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by each option and to the option exercise price in the event of any change in the Common Stock of the Corporation by reason of any reorganization, recapitalization, reclassification, split or reverse stock split, or of any similar change affecting the Corporation's voting stock.

     Duration and Amendment of Leight Plan. The Leight Plan shall remain in effect until all shares subject to or which may become subject to the Leight Plan have been issued pursuant to the Leight Plan; provided that no grants may be made under the Leight Plan after February 27, 2008 and the Corporation may terminate the Leight Plan prior to that date. Amendments may be made by the Corporation, provided, however, that the Corporation may not, without the approval of the holders of a majority of the shares of Common Stock present and voting at a meeting, increase the maximum number of shares for which options may be granted under the Leight Plan, materially modify the eligibility requirements, materially increase the benefits accruing to option holders or amend the Leight Plan in any manner which would cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable. In addition, any provisions of the Leight Plan specified in such Rule 16b-3 may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, ERISA or any rules thereunder.

     Federal Income Tax Consequences. Options issued under the Leight Plan are intended to be treated as non-qualified stock options under the Internal Revenue Code of 1986, as amended. The grant of a non-qualified option does not result in recognition of income to the optionee. Upon the exercise of a non-qualified option, the amount by which the fair market value of the Corporation's Common Stock on the date of exercise exceeds the option exercise price is taxed to the optionee as ordinary income. The Corporation is entitled to a deduction in the amount of the ordinary income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his non-qualified option, he will realize gain or loss in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this proxy statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Leight Plan. There may also be state and local taxes assessed in connection with the grant or exercise of options granted under the Leight Plan and the sale or other disposition of shares acquired upon exercise of options.

 RATIFICATION OF A FIRST AMENDMENT TO THE BACOU USA, INC. 1996 STOCK INCENTIVE
                                      PLAN

     Effective February 23, 1998, the Board of Directors of the Corporation approved, subject to shareholder approval, a First Amendment to the Bacou USA, Inc. 1996 Stock Incentive Plan (the "Employee Plan") which reduced the number of shares of the Corporation's common stock initially reserved under the Employee Plan from 900,000 shares to 850,000 shares. The amendment also, effective on that date, reserved an additional 500,000 shares for issuance under the Employee Plan. As amended, a total of 1,350,000 shares of the Corporation's common stock are reserved for issuance under the Employee Plan.

     Approval of a First Amendment to the Employee Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of a First Amendment to the Employee Plan.

   RATIFICATION OF A FIRST AMENDMENT TO THE BACOU USA, INC. 1996 NON-EMPLOYEE
                          DIRECTORS STOCK OPTION PLAN

     Effective February 23, 1998, the Board of Directors of the Corporation approved, subject to shareholder approval, a First Amendment to the Bacou USA, Inc. 1996 Non-Employee Directors Stock Option Plan (the "Director Plan") which, effective on that date, reserved an additional 200,000 shares for issuance under the Director Plan. As amended, a total of 300,000 shares of the Corporation's common stock are reserved for issuance under the Director Plan.

     Approval of a First Amendment to the Director Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of a First Amendment to the Director Plan.

            RATIFICATION OF FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                               WITH WALTER STEPAN

     Effective October 24, 1997, the Board of Directors of the Corporation approved, subject to shareholder approval, a First Amendment to the Employment Agreement with Walter Stepan, the Corporation's Vice-Chairman, President and Chief Executive Officer. The Sub-Commitee has also approved the First Amendment. The First Amendment provides an annual incentive cash bonus based on increasing percentages ranging from 2.75% to 4.25% of Adjusted EBIT, replacing the decreasing percentage formula provided by the initial agreement.

     The following table presents Mr. Stepan's approximate incentive cash bonus determined by the incentive formula provided by the initial Employment Agreement and the incentive formula provided by the First Amendment, in both cases for three hypothetical amounts of Adjusted EBIT.

                                             INCENTIVE CASH BONUS
                                                DETERMINED BY
                                         ----------------------------
                      ADJUSTED EBIT      OLD FORMULA      NEW FORMULA
                      -------------      -----------      -----------
                       $27,000,000       $  960,000       $  862,500
                       $36,000,000       $1,170,000       $1,230,000
                       $45,000,000       $1,350,000       $1,612,500

     Approval of the First Amendment to Employment Agreement of Walter Stepan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of the First Amendment to Employment Agreement of Walter Stepan.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of KPMG Peat Marwick LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1998 shall be submitted at the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of KPMG Peat Marwick LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by KPMG Peat Marwick LLP during the year ended December 31, 1997 were furnished at customary rates.

     The Board recommends a vote FOR ratification of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1998.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1997 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Under the regulations of the Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1999 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 10 Thurber Boulevard, Smithfield, Rhode Island 02917 and must be received at that address on or before December 9, 1998, in order to be included in the Corporation's proxy relating to the 1999 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          PHILIP B. BARR, JR.
                                          Secretary
Smithfield, Rhode Island
April 13, 1998

                               BACOU USA, INC.
                             10 Thurber Boulevard
                        Smithfield, Rhode Island 02917

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 1998


     The undersigned hereby appoints Walter Stepan and Philip B. Barr, Jr., or either one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse, all shares of Common Stock of Bacou USA, Inc. (the "Corporation") of the undersigned, at the Annual Meeting to be held at the Westin Hotel, Providence, Rhode Island, on Tuesday May 19, 1998 at 10:00 A.M., Eastern Daylight Time, or at any adjournment thereof, for the following purposes:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE




A[X]  Please mark your
      votes as in this
      example.



(1)  To elect directors              The Board of Directors recommends that you
     of the Corporation              instruct the Proxies to vote FOR proposals
     for the ensuing                 1, 2, 3, 4, 5 and 6.
     year, and until their
     successors are elected
     and qualified.
                       WITHHOLD      Nominees: Philippe Bacou
         FOR          AUTHORITY                Walter Stepan
     all nominees  to vote for all             Christophe Bacou
      listed at    nominees listed             Philip B. Barr, Jr.
        right          at right                Karl F. Ericson
                                               Howard S. Leight
         [ ]             [ ]                   Dr. Herbert A. Wertheim


(2)  To ratify the adoption of the 1998 Howard S.      FOR     AGAINST   ABSTAIN
     Leight Stock Option Plan.                         [ ]       [ ]       [ ]

(3)  To ratify the adoption of a first amendment
     to the Bacou USA, Inc. 1996 Stock Incentive
     Plan.                                             [ ]       [ ]       [ ]

(4)  To ratify the adoption of a first amendment to
     the Bacou USA, Inc. 1996 Non-Employee Directors
     Stock Option Plan.                                [ ]       [ ]       [ ]

(5)  To ratify the adoption of a first amendment
     to the Employment Agreement with Walter Stepan,
     the Chief Executive Officer of the Corporation.   [ ]       [ ]       [ ]

(6)  To ratify the selection of KPMG Peat Marwick
     LLP as independent auditors to audit the
     Corporation's books and accounts for the fiscal
     year ending December 31, 1998.                    [ ]       [ ]       [ ]

(7) To transact such other business as may properly come before the meeting or any adjournment thereof.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card. Please complete, sign and date this proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.


Signature                                             Dated
         ---------------------------------                 ---------------------

NOTE: Please sign exactly as name appears hereon. Joint owners each should sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.